Form N-SAR

Sub-Item 77Q1 (e)_2
Copies of New or Amended Registrant Investment Advisory Contracts
2-34393, 811-1879


                                  AMENDMENT TO

                              JANUS INVESTMENT FUND

                          INVESTMENT ADVISORY AGREEMENT

                           JANUS FLEXIBLE INCOME FUND

     THIS AMENDMENT is made this 28th day of February, 2005, between JANUS INVESTMENT FUND, a Massachusetts business trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").


                               W I T N E S S E T H

     WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Flexible Income Fund (the "Fund"), dated July 1, 2004 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHEREAS, pursuant to Section 12 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940 , as amended (the "1940 Act")) of any party to the Agreement and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

     WHEREAS, the name of Janus Flexible Income Fund has been changed to Janus Flexible Bond Fund;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

     1. All references to "Janus Flexible Income Fund" shall be replaced with "Janus Flexible Bond Fund."

     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN   WITNESS  WHEREOF,  the  parties  have  caused  their  duly  authorized officers to execute this Amendment as of the date first above written.


JANUS CAPITAL MANAGEMENT LLC

By: /s/ Loren M. Starr
_______________________________________
Loren M. Starr, Chief Financial Officer
and Senior Vice President


JANUS INVESTMENT FUND

By: /s/ Girard C. Miller
_______________________________________
Girard C. Miller, President and Chief
Executive Officer